Exhibit 10.3

PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT (this “Agreement”) is made as of the 28th day of June, 2019 (the “Effective Date”) by and among MANNING & NAPIER GROUP, LLC, a Delaware limited liability company (“Seller”), MANNING PARTNERS, LLC, a New York limited liability company (“Buyer”), and PERSPECTIVE PARTNERS, LLC, a New York limited liability company (“PPI”).
WHEREAS, Seller is the registered and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of PPI (the “Securities”); and
WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all of the Securities upon the terms and conditions set forth in this Agreement;
NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:
Article I.
PURCHASE AND SALE
Section 1.1    Purchase and Sale. At Closing (defined in Section 5.1), Buyer will purchase from Seller, and Seller will sell, transfer, assign, convey and deliver to Buyer, all of the Securities, free and clear of all liens, charges, encumbrances or third party rights, except for restrictions on transfer under the Securities Act of 1933, as amended, and state securities laws.
Section 1.2    Determination and Payment of Purchase Price.
(a)    Within thirty (30) days after the Closing, Seller will provide to Buyer a written statement that is computed by Seller in accordance with its past practices as set forth on Schedule 1.2(a) (the “Expense Statement”) detailing (i) the aggregate expenses or other amounts that PPI incurred or was allocated between September 1, 2018 and the Closing; (ii) the aggregate expenses or other amounts related to the DIAL software solution (“DIAL”), formerly owned by Manning & Napier Information Services, LLC (“MNIS”) that were incurred or allocated by Seller or any of its affiliates, including Manning & Napier Advisors, LLC (“MNA”) between September 1, 2018 and the transfer contemplated by Section 5.2(a)(viii); and (iii) the amount of unamortized prepaid expenses of PPI as well as those related to DIAL as of the Closing (together with Sections 1.2(a)(i) and (ii), the “Expense Amount”).
(b)    Buyer will (i) within five (5) business days after Seller delivers the Expense Statement to Buyer, pay Seller in immediately available funds the amount equal to the Expense Amount, and (ii) thereafter, from time to time, pay (or cause PPI to pay) Seller in immediately available funds the Revenue Payments (defined in Section 1.3(a)) in accordance with Section 1.3 (Sections 1.2(b)(i) and (ii), collectively, the “Purchase Price”).
(c)    Any reference in this Agreement to the business, assets or liabilities, contracts, rights or obligations, or employees of PPI (including in the representations and warranties set forth in Article II), whether or not specifically stated therein, shall be deemed to include the business of MNIS, and the assets and liabilities, contracts, rights and obligations, and employees thereof, as previously conducted by MNIS.
Section 1.3    Additional Payments.
(a)    Amount. Following the Closing Date, Buyer will pay to Seller three percent (3%) of the total revenue of PPI less any fees owed to third parties unaffiliated with PPI or William Manning (the “Net Revenue”) of PPI (“Revenue Payments”), which Net Revenue will be recognized in accordance with generally accepted accounting principles and consistent with the manner that PPI, Seller or its affiliates recognized such revenue prior to Closing, attributable to the proprietary technology of PPI, including but not limited to DIAL, as of September 1, 2018 (the “Subject Technology”). Notwithstanding the foregoing, Buyer will receive a credit of $100,000 against the Revenue Payments otherwise due hereunder for each of calendar years 2019, 2020, 2021 and 2022 (the “Credit”), representing an estimate of the prospective opportunity cost to PPI of certain exclusivity rights previously granted by MNIS to, and the prospective loss on certain commitments previously entered into by MNIS with, a third party. If an annual Credit is not fully used in any applicable year, the unused portion of the Credit will carry over to the following years, but in no event shall any Credit be applied after December 31, 2022. If, after the Closing, all or substantially all of the assets of PPI are transferred, sold, leased or exclusively licensed, or if a majority of the voting power of PPI is directly, indirectly or beneficially (including through a sale of the equity of Buyer) sold or transferred to a third party (each a “Sale”), Buyer will require the entity surviving the Sale or which acquired the rights in such assets to continue to pay the Revenue Payments in accordance with this Agreement and assume the obligations of PPI and Buyer hereunder. For the avoidance of doubt, for purposes of calculating any Revenue Payments due hereunder, there shall be excluded from the total net revenue of PPI the revenues attributable to any new proprietary technology developed by PPI independently of the Subject Technology after September 1, 2018. Any disagreement between Seller and Buyer regarding such allocation shall be resolved by binding arbitration pursuant to Section 1.3(e).
(b)    Determination of Amount. As soon as practicable (but not later than sixty (60) calendar days after the end of each calendar year, Buyer will (or will cause PPI to) prepare and deliver to Seller a statement (each a “Revenue Statement”) setting forth in reasonable detail Buyer’s gross revenue, itemized by product, and Buyer’s calculation of the total Net Revenue of PPI for the prior twelve (12) month period, the Revenue Payment for such twelve (12) month period and an aggregate reconciliation of the Revenue Payments against the Credit.
(c)    Review and Audit Rights. During reasonable business hours and no more than once per year, Seller will be permitted to review Buyer’s working papers related to the preparation of the Revenue Statements and will be provided with reasonable access to Buyer’s and PPI’s facilities and personnel to verify the completeness and accuracy of the same; provided, however, that Seller will pay for the cost of such review unless it is determined by binding arbitration in accordance with Section 1.3(e) that Buyer underreported the Revenue Payments by more than five percent (5%), in which case Buyer will pay such costs.
(d)    Protest Notice. Whether or not as a result of an audit under Section 1.3(c), Seller may deliver written notice (a “Protest Notice”) to Buyer of any disagreement with the Revenue

Statement. Such Protest Notice will (i) specify in reasonable detail the nature of any disagreement so asserted, and include, if applicable, supporting schedules, analyses, working papers and other documentation and (ii) include Seller’s calculation of the Revenue Payment. Buyer will have thirty (30) calendar days after Buyer’s receipt of a Protest Notice to dispute the same and, if it fails to dispute the Protest Notice in writing within such time period, then the Protest Notice will be deemed accepted and final and Buyer will make any payment required in connection therewith.
(e)    Resolution. If Buyer and Seller are unable to resolve any disagreement over a Revenue Statement within thirty (30) calendar days after Buyer timely disputes a Protest Notice in writing, then the dispute will be referred to a panel of three (3) independent arbitrators (the “Independent Arbitrator(s)”) expert in the licensing and other commercial exploitation of technology similar to that of PPI, one of whom shall be selected by Buyer, one of whom shall be selected by Seller, and the third of whom shall be selected by the other two, and at least one of whom shall be an independent accountant, for final arbitration within sixty (60) calendar days after submitting the matter to the Independent Arbitrator(s), which arbitration will be final and binding on Buyer and Seller. The Independent Arbitrator(s) will act as arbitrator to determine, based solely on the standards set forth in this Agreement and on written presentations by Buyer and Seller, and not by independent review, only those amounts still in dispute. With respect to each disputed item, the Independent Arbitrator(s)’ determination, if not in accordance with the position of either Buyer or Seller, will not be in excess of the higher, nor less than the lower, of the amounts advocated by Buyer in the Revenue Statement or by Seller in the Protest Notice with respect to each disputed item. The costs of the Independent Arbitrator(s) will be allocated to and borne by Buyer and Seller based on the inverse of the percentage that the Independent Arbitrator(s)’ determination (before such allocation) bears to the total amount of the total items in dispute (as originally submitted to the Independent Arbitrator(s)). For example, should the items in dispute total One Thousand Dollars ($1,000), and the Independent Arbitrator(s) award Six Hundred Dollars ($600) in favor of Buyer’s position, sixty percent (60%) of the Independent Arbitrator(s)’ costs would be borne by Seller, and forty percent (40%) of their costs would be borne by Buyer. Any determination of the Independent Arbitrator(s) pursuant to this Section 1.3(e) may be entered into and enforced in any court of competent jurisdiction.
(f)    Payment. Within thirty (30) calendar days following the final determination of the amount of any Revenue Payment in accordance with this Section 1.3, Buyer will pay such amount to Seller by wire transfer of immediately available funds to an account designated in writing by Seller.
(g)    Covenants. In addition to the implied covenants of good faith and fair dealing, Buyer will not, and will cause PPI (or any successor in interest to its business) after Closing to not, take any action or fail to take any action that causes or could reasonably be expected to cause revenue to be diverted away from PPI (or any successor in interest to its business) or that materially delays, or could reasonably be expected to materially delay, PPI from being able to recognize revenue.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer as follows:

Section 2.1    Power and Authority. Each of Seller and PPI has full power and authority to execute, deliver and perform this Agreement and each other agreement, certification or instrument required to be executed and delivered by Seller or PPI at Closing (the “Seller Closing Documents”). The execution, delivery and performance by Seller and PPI of this Agreement and each other Seller Closing Document has been duly and validly authorized by all necessary action.
Section 2.2    Approvals. Except as set forth on Schedule 2.2 (the “Required Approvals”), no consent, approval, waiver, authorization or novation is required to be obtained by Seller or PPI from, and no notice or filing is required to be given by Seller or PPI to, any individual, corporation, partnership, limited liability company, association, trust or any other entity or organization (“Person”) or governmental entity in connection with the execution, delivery and performance by Seller and PPI of this Agreement and any other Seller Closing Document, and the consummation of the transactions contemplated by this Agreement, including the assignment to PPI of the assets and liabilities of MNIS pursuant to Section 5.1(a)(viii) (the “Transaction”).
Section 2.3    Non-Contravention.
(a)    The execution, delivery and performance by Seller and PPI of this Agreement and each Seller Closing Document, and the consummation of the Transaction, do not and will not violate any provision of the limited liability company operating agreement (“LLC Agreement”) or other organizational documents of Seller or PPI.
(b)    The execution, delivery and performance by Seller and PPI of this Agreement and each other Seller Closing Document, and the consummation of the Transaction, do not and will not: (i) conflict with, or result in the breach of, or constitute a default under, or result in the actual termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller or PPI under any agreement, contract, lease, arrangement, commitment or license to which Seller or PPI is a party; or (ii) violate or result in a breach of or constitute a default under any law or other restriction of any governmental entity to which Seller or PPI is subject or by which any of their respective assets are bound.
Section 2.4    Binding Effect. This Agreement and each other Seller Closing Document when executed and delivered by Seller does and will constitute valid and legally binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and to equitable principles limiting the availability of equitable remedies.
Section 2.5    Organization and Capitalization of Seller and PPI.
Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. PPI is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York. Seller is the owner of one hundred percent (100%) of the Securities, and the Securities represent one hundred percent (100%) of the issued and outstanding equity interests of PPI and there are no rights or options pursuant to which a third-

party could acquire any equity interests in PPI. PPI has no subsidiaries and does not, directly or indirectly, hold any shares or other equity interest in, nor any right or obligation to make any contribution of capital to or acquire any such interest in, any Person.
Section 2.6    Compliance with Laws. The business of PPI has been and is being conducted in compliance in all material respects with all laws, and PPI has all material licenses, permits, orders, certificates and other authorizations and approvals of any governmental entity required under any applicable law to carry on its business as currently conducted. PPI is not in default under any of such licenses, permits, orders, certificates or other authorizations or approvals.
Section 2.7    Litigation and Claims. There is neither pending nor, to Seller’s knowledge, threatened civil, criminal or administrative claim, action, suit, proceeding, arbitration or investigation by any Person or governmental entity on behalf of or against PPI, or on behalf of or against Seller or MNIS with respect to or relating to PPI or its business. PPI is not subject to any order, writ, judgment, award, injunction or decree of any governmental entity of competent jurisdiction or any arbitrator.
Section 2.8    Contracts.
(a)    Seller has provided to Buyer true and complete copies of each material contract of PPI (“Contract”) that is in written form together with all amendments and modifications thereof and material correspondence with respect thereto. Each of the Contracts constitutes the valid and legally binding obligation of PPI and, to Seller’s knowledge, of the other parties thereto, and is enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and equitable principles limiting the availability of equitable remedies. Each of the Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. No act or omission has occurred or failed to occur that has not been either cured or waived, which, with the giving of notice, the lapse of time or both, would (i) constitute a default under any of the Contracts by PPI or, to Seller’s knowledge, the other party thereto, or (ii) permit termination, modification or acceleration thereunder by PPI or, to Seller’s knowledge, the other party thereto, and each of the Contracts is in full force and effect.
(b)    None of the Contracts requires consent or waiver in connection with the consummation of the Transaction.
Section 2.9    Financial Statements. Seller has delivered to Buyer the unaudited balance sheet of PPI as of December 31, 2018 and the unaudited income statements of PPI and of the DIAL cost center for the 12-month period ended December 31, 2018 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the financial condition and operating results of PPI and the DIAL cost center as of the dates, and for the periods, indicated, subject to normal year-end audit adjustments. Except as set forth in the

Financial Statements, PPI has no material liabilities or obligations, contingent or otherwise, whether or not of a type required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than liabilities incurred in the ordinary course of business subsequent to December 31, 2018.
Section 2.10    Tax Returns and Payments. There are no federal, state, county, local or foreign Taxes (as defined in Section 7.5) due and payable by or with respect to PPI which have not been timely paid. There have been no examinations or audits of any Tax returns or reports of or with respect to PPI by any applicable federal, state, county, local or foreign governmental agency. PPI, and Seller with respect to PPI, have duly and timely filed all federal, state, county, local and foreign Tax returns required to have been filed by them and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. There are no liens for Taxes upon any assets of PPI. PPI has no liability for the Taxes of any other person. PPI, and Seller with respect to PPI, have timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, member, independent contractor, creditor or other third party.
Section 2.11    Finders’ Fees. There is no investment banker, broker, finder or other intermediary who (a) has been retained by or is authorized to act on behalf of Seller or PPI and (b) is entitled to any fee or commission from Seller or PPI in connection with the Transaction.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
Section 3.1    Power and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York. Buyer has full power and authority to execute, deliver and perform this Agreement and each other agreement, certification or instrument required to be executed and delivered by Buyer at Closing (the “Buyer Closing Documents”). The execution, delivery and performance by Buyer of this Agreement and each other Buyer Closing Document have been duly and validly authorized by all necessary action on the part of Buyer.
Section 3.2    Approvals. No consent, approval, waiver, authorization or novation is required to be obtained by Buyer from, and no notice or filing is required to be given by Buyer to, any Person or governmental entity in connection with the execution, delivery and performance by Buyer of this Agreement and any other Buyer Closing Document, and the consummation of the Transaction.
Section 3.3    Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each other Buyer Closing Document, and the consummation of the Transaction, does not and will not: (a) violate any provision of the organizational documents of Buyer; (b) conflict with, or result in the breach of, or constitute a default under, or result in the actual or potential termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Buyer under, any agreement, contract, lease, arrangement, commitment or license to which Buyer is a party; or (c) violate or result in a breach of or constitute a default under any law, judgment, injunction, order, decree or other restriction of any governmental entity to which Buyer is subject.
Section 3.4    Binding Effect. This Agreement and each other Buyer Closing Document, when executed and delivered by Buyer, will constitute valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and to equitable principles limiting the availability of equitable remedies.
Section 3.5    Finders’ Fees. There is no investment banker, broker, finder or other intermediary who: (a) has been retained by or is authorized to act on behalf of Buyer, and (b) is entitled to any fee or commission from Buyer in connection with the Transaction.
ARTICLE IV.
POST-CLOSING COVENANTS
Section 4.1    Confidentiality.
(a)    At Closing, Seller shall deliver to Buyer or PPI copies of all material in Seller’s possession or control to the extent relating to any confidential or proprietary information or trade secrets of PPI, including DIAL, and all other books and records of or relating to PPI, including DIAL. At all times after the Closing, Seller will treat as confidential and will safeguard any and all confidential and proprietary information and trade secrets of PPI, by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such confidential and proprietary information and trade secrets as Seller used with respect thereto prior to Closing and uses thereafter with respect to its own confidential and proprietary information and trade secrets.
(b)    Nothing contained in this Section 4.1 will in any way restrict or impair the right of Seller to use, disclose or otherwise deal with information which (i) is or becomes a matter of public knowledge through no fault of Seller, (ii) was already in Seller’s possession at the time of disclosure of the information to Seller, and was not acquired, directly or indirectly, from PPI or from any Person under any obligation of confidentiality to the Seller, to PPI or to any other Person; provided, however, that with respect to the confidential and proprietary information and trade secrets of PPI existing prior to Closing, Seller will not be deemed to have been in possession of such confidential or proprietary information or trade secrets based on its prior knowledge of the same, (iii) is rightfully received by Seller from a Person having no duty of confidentiality to PPI, (iv) is independently developed by Seller, (v) is disclosed as required by any law after reasonable prior notice to the Buyer and a reasonable opportunity for Buyer or PPI to limit such disclosure or (vi) is disclosed by Seller with PPI’s prior written consent.
Section 4.2    Public Disclosure. Except as may be required to comply with the requirements of any law or securities exchange, no party will issue or permit the issuance of any press release or similar public announcement or communication concerning the execution or performance of this Agreement unless specifically approved by the other parties in advance.
Section 4.3    Further Assurances; Actions. If at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party may reasonably request.
Section 4.4    Future Commercial Agreement. Buyer and Seller may discuss (but are not obligated to enter into) a potential business relationship for Buyer and Seller to market PPI and/or DIAL-related products and services or for Seller and its affiliates and representatives to use such products and services internally. Although any such arrangement is subject to the negotiation and execution of definitive agreements before any party will be bound, the parties expect that the following terms would be included in any such future business relationship in the event of a merger or acquisition of Seller (directly or indirectly) with or by another entity, royalty-free licenses for the direct representatives of Seller and its affiliates would be limited to the number of such licenses granted prior to the date of such merger or acquisition.
Section 4.5    Employees.
(a)    Prior to Closing, Buyer will establish retirement, medical, dental and health plans to be effective as of the Closing that, taken as a whole, are substantially similar to those provided to the Employees immediately prior to Closing. Such medical, dental and health plans will waive any eligibility period and preexisting condition limitations. Buyer will give all Employees continuing in the employment of PPI credit for all service with Seller, PPI or any of its affiliates and for any service credited by Seller or any of its affiliates under the employee benefit plans, programs and policies, and fringe benefit arrangements of the Buyer or PPI for purposes of eligibility, vesting, and, with respect to welfare plans, benefit accrual.
(b)    For a period of one year following the Closing, Buyer will maintain (or cause PPI to maintain) employee compensation and benefits for Employees comparable in the aggregate to those in effect immediately prior to Closing.
(c)    Nothing contained herein, express or implied, is intended to confer upon any Employee any rights to have continuing employment with Buyer or PPI for any period. No Person not a party hereto shall have any rights to enforce any term of this Agreement as a third-party beneficiary or otherwise.
(d)    On and after the Closing Date, Buyer will comply in all respects with the group health plan continuation coverage requirements of COBRA with respect to any Employees continuing in the employment of PPI.
(e)    Notwithstanding the foregoing, nothing contained herein will (i) be treated as an amendment to any particular employee benefit plan, (ii) other than as required by applicable Law, obligate Buyer or any of its affiliates to (A) maintain any particular benefit plan or (B) retain the employment of any particular employee, or (iii) give any third party the right to enforce any of the provisions of this Agreement.
Section 4.6    Tax Matters. Buyer shall be entitled to deduct and withhold any amounts it is required to deduct and withhold pursuant to any provision of the Internal Revenue Code of 1986, as amended (the “Code”) or other law in connection with any payment made pursuant to the terms of this Agreement. Buyer, PPI and Seller agree to cooperate and use commercially reasonable efforts to seek to minimize any anticipated withholding Tax imposed in connection with this Agreement. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Person otherwise entitled to receive such payments pursuant to this Agreement.
ARTICLE V.
CLOSING
Section 5.1    Closing Date. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Harter Secrest & Emery LLP, 1600 Bausch & Lomb Place, Rochester, New York 14604 (including by means of facsimile, electronic mail or other electronic transmission), within five (5) business days following the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in this Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date”. Closing will be deemed effective as of 11:59 p.m. (local time) on the Closing Date.
Section 5.2    Closing Conditions.
(a)    Conditions to the Buyer’s Obligations. The obligation of Buyer to consummate the Closing under this Agreement is subject to the satisfaction (or waiver by Buyer), on or before the Closing, of each of the following conditions:
(i)    The representations and warranties of Seller contained in this Agreement will be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and on and as of the Closing Date, except for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties will speak as of such particular date). Seller will have delivered to Buyer a certificate, dated as of the Closing Date, stating that the conditions specified in this Section 5.2(a)(i) have been satisfied.
(i)    Seller will have performed and complied with in all material respects all of the covenants and agreements required to be performed by Seller under this Agreement at or prior to the Closing. Seller will have delivered to Buyer a certificate, dated as of the Closing Date, stating that the conditions specified in this Section 5.2(a)(ii) have been satisfied.

(ii)    No judgment, decree or order will have been entered, and no litigation or arbitration will be pending or threatened seeking, to (1) prevent the performance of or declare unlawful this Agreement or the consummation of any of the transactions contemplated hereby, (2) cause such transactions to be rescinded or (3) obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
(iii)    Seller will have delivered Buyer duly executed documents sufficient to transfer the Securities to Buyer.
(iv)    Seller will have delivered to Buyer written resignations, effective as of the Closing and otherwise in form and substance reasonably satisfactory to Buyer, from each member of the board of managers of PPI.
(v)    Seller will have delivered, or will cause MNA to deliver, to Buyer a duly executed standard solicitation agreement (the “Solicitation Agreement”) by and between Buyer and MNA, in such form as agreed to by Buyer and Seller, in which MNA will agree to pay to Buyer ten percent (10%) of MNA’s revenue derived from asset management business referred to MNA by Buyer.
(vi)    Such employees of Seller or MNA, who have been dedicated to PPI and DIAL and who Seller and Buyer agree should be employees of PPI (or an affiliate of PPI) after Closing (the “Employees”), will have become employees of PPI (or an affiliate of PPI) (for which purpose Seller confirms that there are currently no employees whose responsibilities are divided between PPI and any other operations of Seller or its affiliates).
(vii)    Seller will have assigned to PPI all or substantially all of the assets and liabilities of MNIS, including those related to DIAL, and Seller will have provided Buyer proof of the same, in such form as reasonably acceptable to the Buyer.
(viii)    MNA and Buyer (or PPI) will have entered into a mutually agreeable month-to-month sublease agreement for space at 295 Woodcliff Drive, Fairport, NY 14450 for the PPI business (the “Lease”) on substantially the terms set forth on Schedule 5.1(a)(ix).
(ix)    Seller will have agreed to provide PPI reasonable post-Closing transition IT services to separate PPI from Seller’s IT infrastructure and to support the IT requirements of PPI and its business (at a reasonable level of services), which services will last for no more than thirty (30) days after Closing, subject to an extension at the option of PPI for up to thirty (30) additional days, for which IT services Buyer will pay Seller its fully-burdened costs. For clarity, neither Seller nor any of its affiliates will have any obligation to provide any other services or assistance to Buyer or PPI, including, but not limited to, services or assistance related to finance, accounting, tax, insurance, legal and human resources.
(x)    Seller will have delivered to Buyer such other agreements, certificates and documents as may be reasonably requested by Buyer to effectuate or evidence the transactions contemplated hereby.

(b)    Conditions to Seller’s Obligations. The obligation of Seller to consummate the Closing under this Agreement is subject to the satisfaction (or waiver by the Seller), on or before the Closing, of each of the following conditions:
(i)    The representations and warranties of Buyer contained in this Agreement will be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and on and as of the Closing Date, except for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties will speak as of such particular date). Buyer will have delivered to Seller a certificate, dated as of the Closing Date, stating that the conditions specified in this Section 5.3(b)(i) have been satisfied.
(ii)    Buyer will have performed and complied with in all material respects all of the covenants and agreements required to be performed by Buyer under this Agreement at or prior to the Closing. Buyer will have delivered to Seller a certificate, dated as of the Closing Date, stating that the conditions specified in this Section 5.3(b)(ii) have been satisfied.
(iii)    No judgment, decree or order will have been entered, and no litigation or arbitration will be pending or threatened seeking, to (1) prevent the performance of or declare unlawful this Agreement or the consummation of any of the transactions contemplated hereby, (2) cause such transactions to be rescinded or (3) obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
(iv)    Buyer will have delivered to Seller duly executed waivers, agreements or releases, in form and substance reasonably acceptable to Seller, pursuant to which William Manning disclaims any interest in or right to receive any portion of the Expense Amount or Revenue Payments.
(v)    Buyer will have delivered to Seller or MNA the duly executed Solicitation Agreement.
(vi)    Buyer will have delivered to Seller or MNA the duly executed Lease.
(vii)    Buyer will have delivered to Seller such other agreements, certificates and documents as may be reasonably requested by Seller to effectuate or evidence the transactions contemplated hereby.
ARTICLE VI.
INDEMNIFICATION
Section 6.1    Buyer’s Right to Indemnification. From and after Closing, and subject to the further provisions of this Article VI, Seller will indemnify, defend and hold harmless Buyer from, against and in respect of all damages, claims, losses, charges, actions, suits, proceedings, deficiencies, interest, penalties and reasonable costs and expenses associated therewith (including reasonable attorneys’ fees, litigation costs, fines, penalties and expenses of investigation) (collectively, “Losses”) imposed on, sustained, incurred or suffered by or asserted against Buyer, directly relating to or arising out of any of the following: (a) any fact or circumstance that constitutes a breach of any representation or warranty of Seller made in this Agreement, or (b) any act or omission that constitutes a breach of any covenant or agreement of Seller made in this Agreement.
Section 6.2    Seller’s Right to Indemnification. From and after Closing and subject to the further provisions of this Article VI, Buyer will indemnify, defend and hold harmless Seller from, against and in respect of all Losses imposed on, sustained, incurred or suffered by or asserted against Seller, relating to or arising out of any of the following: (a) any fact or circumstance that constitutes a breach of any representation or warranty of Buyer made in this Agreement; (b) any act or omission that constitutes a breach of any covenant or agreement of Buyer made in this Agreement; and (c) the operation of the business of PPI at any time after Closing.
Section 6.3    Survival. All of the representations and warranties contained in Article II and in Article III will survive Closing and continue in full force and effect until eighteen (18) months following the Closing Date. All covenants of the parties shall survive indefinitely in accordance with their respective terms.
Section 6.4    Limitations. In no event will Seller be obligated to make payment in respect of Losses under Section 6.1(a) in excess of the Purchase Price actually paid to it, and in no event will Buyer be obligated to make payment in respect of Losses under Section 6.1(b) in excess of the Purchase Price. “Losses” will not include, either (a) special, exemplary, punitive, incidental or consequential damages or (b) lost or anticipated revenues or profits relating to the same. The limitations provided in this Section 6.4 shall not apply to any breach by either Seller or Buyer of its obligations to be performed following Closing under this Agreement or any other Seller Closing Document or Buyer Closing Document.
ARTICLE VII.
TAX MATTERS
Section 7.1    Taxes and Tax Indemnification.
(a)    The parties agree that the transactions contemplated hereby will be treated an asset sale for federal and state tax purposes and they will make any elections necessary for such tax treatment.
(b)    Seller will indemnify Buyer and hold Buyer harmless from and against any loss, claim, liability, expense or other damage attributable to (a) all Taxes (or the non-payment thereof) of Seller (including, for the avoidance of doubt, Taxes with respect to PPI) for all taxable periods ending before the Closing Date and the portion up to but not including the Closing Date for any taxable period that includes (but does not end on) the day before the Closing Date (the “Pre-Closing Tax Period”), and (b) any and all Taxes of any Person imposed on Seller or PPI as a transferee or successor, by contract or pursuant to any law, which Taxes relate to an event or transaction occurring before the Closing Date. Seller will reimburse Buyer for any Taxes that are the responsibility of Seller pursuant to this Section 7.1(a) within fifteen (15) days after payment of such Taxes by Buyer.
Section 7.2    Responsibility for Filing Tax Returns. Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns for any period after the Closing Date.
Section 7.3    Cooperation on Tax Matters. Buyer and Seller will cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to Section 7.3, and any audit, litigation or other proceeding with respect to Taxes. Buyer and Seller will, upon the other party’s request, use its best efforts to obtain any certificate or other document from any Person or governmental entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transaction).
Section 7.4    Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transaction will be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Seller will join in the execution of any such Tax Returns and other documentation.
Section 7.5    Definitions. For purposes of this Agreement, (a) “Tax” or “Taxes” means any federal, state, county, local or foreign income, gross, receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, and (b) “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
ARTICLE VIII.
TERMINATION
Section 8.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    By the mutual written consent of Buyer and Seller;
(b)    By Buyer without cause upon written notice to Seller prior to Closing;
(c)    By Seller or Buyer upon written notice given to the other, if the Closing has not occurred on or before 5:00 p.m. local time on December 31, 2018; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any party whose knowing or willful failure to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur;
(d)    By Seller or Buyer upon written notice given to the other, if there has been a breach by (i) Buyer, in the case of notice from the Seller, or (ii) Seller, in the case of notice from the Buyer, of any representation, warranty, covenant or agreement made by such parties in this Agreement such that the conditions to the Closing set forth in Sections 5.2(a)-(b), as applicable, would not be satisfied; provided that such breach (if curable) has not been cured within fifteen (15) calendar days after notice of the same; or
(e)    By Seller or Buyer if any governmental authority of competent jurisdiction has issued a nonappealable final judgment, order, ruling, settlements, writ, injunction, assessment, citation or arbitration award or decree or taken any other nonappealable final action, in each case having the effect of restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.
Section 8.2    Effect on Obligations. Termination of this Agreement pursuant to Section 8.1 will terminate all obligations of the parties hereunder, except for their obligations under this Article VIII and Articles VI and IX; provided, however, that unless this Agreement has been terminated pursuant to Section 8.1(c), termination of this Agreement will not relieve a breaching party (whether or not it is the terminating party) from any liability to the other party hereto arising from or related to its prior breach of any representations, warranties, covenants or agreements contained herein.
Section 8.3    Closing of Businesses. Buyer acknowledges that Seller intends to shut down and liquidate promptly the businesses of PPI and MNIS if the transactions contemplated hereby do not close for any reason.
ARTICLE IX.
MISCELLANEOUS
Section 9.1    Notices. All notices or other communications given hereunder will be in writing and will be deemed duly given: (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one (1) business day after being sent to the recipient by facsimile transmission or e-mail, or (d) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below, or at such other address as may be provided by such party by notice given as herein provided:

If to Buyer or, after Closing, to PPI:	Manning Partners, LLC 290 Woodcliff Drive Fairport, New York 14450 Attention: Michelle Thomas Facsimile: (585) 325-5617 E-mail: mthomas@manning-napier.com
If to Seller or, before Closing, to PPI:	Manning & Napier Group, LLC 290 Woodcliff Drive Fairport, New York 14450 Attention: Corporate Secretary Facsimile: (585) 232-9079 E-mail: sturner@manning-napier.com
Section 9.2    Amendment; Waiver. Any provision of this Agreement may be amended only if such amendment is in writing and signed by Buyer and Seller. A party may waive any right held by that party without the consent of the other parties. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 9.3    No Assignment or Benefit to Third Parties. No party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other parties, and any attempt to assign this Agreement without such consent will be null and void and of no force or effect. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, the Seller and PPI, and their respective permitted successors or permitted assigns, any rights or remedies under or by reason of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement creates any rights in any employees or groups of employees.
Section 9.4    Expenses. All costs and expenses incurred in connection with this Agreement and the Transaction, and the negotiations preceding them, will be borne by the party for whose benefit such costs and expenses were incurred.
Section 9.5    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.
Section 9.6    Submission to Jurisdiction. Each of the parties submits to the personal jurisdiction of any state or federal court sitting in Monroe County in the State of New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. No party will bring any action or proceeding arising out of or relating to this Agreement in any other court.
Section 9.7    Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.
Section 9.8    No Further Representations. Except for the specific and express representations and warranties made by a party in this Agreement, no party makes and has not made any representation or warranty, express or implied, at law or in equity, in respect of any matter. Each party hereby disclaims any representation or warranty made by any Person that is not contained in this Agreement, including any implied warranties of merchantability, fitness for a particular purpose, title and against infringement.
Section 9.9    Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and will not be deemed to limit or affect any of the provisions hereof.
Section 9.10    Interpretation. In this Agreement, unless the express context otherwise requires: (a) the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) references to “Article” or “Section” are to the respective Articles and Sections of this Agreement, and references to “Schedule” are to the respective Schedules annexed hereto; (c) references to a “party” means a party to this Agreement and include references to such party’s permitted successors and permitted assigns; (d) references to a “third party” means a Person not party to this Agreement; (e) the terms “Dollars” and “$” means United States dollars; (f) terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (g) the masculine pronoun includes the feminine and the neuter, and vice versa, as appropriate in the context; (h) wherever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.”
Section 9.11    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or e-mail in .pdf or similar format), each of which will be deemed an original, and all of which together will constitute one and the same Agreement, notwithstanding that each party has not executed the same counterpart.
Section 9.12    Entire Agreement. This Agreement, including the Schedules hereto, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.
Section 9.13    Guaranty. PPI absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the obligations of Buyer hereunder arising after Closing, including the punctual payment when due of all present and future obligations, liabilities, covenants and agreements required to be observed, performed, or paid by Buyer pursuant to this Agreement, including the payment of the Revenue Payment and indemnification under Article VI, and any costs, expenses and fees incurred by Seller in any way related to the enforcement or protection of Seller’s rights hereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties to this Agreement, intending to be legally bound hereby, have executed or caused this Agreement to be executed by their legally authorized representatives on the Effective Date.

MANNING & NAPIER GROUP, LLC
By: /s/ Sarah. C. Turner Name: Sarah C. Turner Title: Corporate Secretary

MANNING PARTNERS, LLC
By:/s/ William Manning Name: William Manning Title:

PERSPECTIVE PARTNERS, LLC
By:/s/ Michelle Thomas Name: Michelle Thomas Title: Authorized Representative